Newmont Reports Record Annual Revenues in 2008 of $6.2 Billion; 50% Increase in Adjusted Net Income(1)

DENVER, February 19, 2009 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) today announced record revenues in 2008, following the announcement of strong operating results on January 27, 2009.

2008 Highlights:

❑	Record revenues of approximately $6.2 billion on equity gold sales of 5.2 million ounces;
❑	Net cash from continuing operations of approximately $1.4 billion ($3.09 per share);
❑	50% increase in adjusted net income(1) at $905 million ($1.99 per share) on a 25% increase in the average realized gold price;
❑	40% increase in gold operating margin(2) despite challenging cost environment;
❑	Equity gold sales, costs applicable to sales per ounce and capital expenditures in line with original expectations;
❑	Successful start-up of the Nevada power plant and Yanacocha gold mill in the second quarter;
❑	Successful acquisition of Miramar Mining Corporation, gaining access to the high-grade and under-explored Hope Bay project in Nunavut, Canada; and
❑	Continued progress of the Boddington project, with start-up expected in mid-2009.

Newmont reported 2008 revenues of approximately $6.2 billion, a 12% increase from approximately $5.5 billion in 2007, with revenues from gold increasing by almost 27% over prior year.  A strong gold price environment during 2008, combined with equity gold sales and costs applicable to sales in line with original expectations, resulted in adjusted net income(1) of $905 million ($1.99 per share), an increase of approximately 50% from the prior year.  On a GAAP basis, including a $234 million non-cash, pre-tax write-down of marketable securities and other assets, the Company reported net income of $853 million ($1.88 per share).  The Company also reported net cash provided from continuing operations of approximately $1.4 billion ($3.09 per share) despite the challenging cost environment in 2008.

For the fourth quarter, the Company generated net cash provided from continuing operations of $229 million ($0.50 per share) on equity gold and copper sales of 1.35 million ounces and 40 million pounds, respectively.  Newmont recorded adjusted net income(1) of $120 million ($0.26 per share) despite reduced copper revenues resulting from the pronounced decline in the copper price in the fourth quarter.  Including the effect of provisional mark-to-market copper price adjustments and non-cash, pre-tax write-downs of approximately $145 million, the Company reported fourth quarter net income on a GAAP basis of $10 million ($0.02 per share).

(1)	See reconciliation from Adjusted net income to GAAP Net income on page 10 of this earnings release.
(2)	“Gold operating margin” defined as average realized price per ounce less costs applicable to sales per ounce, excluding amortization and accretion.

Richard O’Brien, President and Chief Executive Officer said, “We are pleased with the strong financial results for the fourth quarter and for 2008.  These results, combined with the operating results previously announced, continue to demonstrate our commitment to consistently delivering on our plans.  In the first part of 2009, we secured $1.7 billion in additional liquidity to improve our financial flexibility and to purchase the remaining 33.33% interest in Boddington, thereby giving Newmont full access to one of the largest gold projects in the world.  We are excited about Boddington’s potential and look forward to capitalizing on this unique opportunity.  As we turn our attention to 2009, our focus remains on operational and project execution, as well as disciplined capital investments.”

Equity gold sales in 2009 are expected to increase to between 5.2 and 5.5 million ounces at lower costs applicable to sales of between $400 and $440 per ounce.  The Company’s costs applicable to sales for 2009 assumes an oil price of $70 per barrel and an Australian dollar exchange rate of 0.75.  Costs applicable to sales in 2009 are expected to change by approximately $5 per ounce for every $10 change in the oil price and by approximately $5 per ounce for every 0.10 change in the Australian dollar exchange rate.  However, as the Company continues to pursue its disciplined Australian dollar and diesel hedging programs, these sensitivities may change throughout the year.

Regional Operations:

In the fourth quarter of 2008, the Company reported equity gold sales of 1.35 million ounces at costs applicable to sales of $448 per ounce as higher than expected sales at Batu Hijau, Ahafo, and Yanacocha were partially offset by lower than expected sales in Nevada and in Australia.  The Company’s fourth quarter costs applicable to sales per ounce were impacted by higher than expected costs in Nevada, offset by lower than expected costs in Australia, at Yanacocha and at Ahafo.

Nevada - Nevada sold 601,000 equity ounces of gold at costs applicable to sales of $497 per ounce during the fourth quarter.  Equity sales were slightly lower than expected primarily due to slower than anticipated recoveries from the Carlin South and Twin Creeks leach pads, lower recoveries at the Phoenix and Carlin mills, and the timing of gold sales with respect to Phoenix copper concentrates which remained in inventory at the end of the year.  Lower sales were partially offset by higher grades resulting from higher underground production.  Costs applicable to sales during the fourth quarter were higher than expected primarily due to lower than expected gold sales, higher underground contracted mining costs and lower by-product credits due to the significant drop in copper prices and volumes, partially offset by lower diesel costs.  Equity sales for the year were 2.2 million ounces at costs applicable to sales of $460 per ounce.

In 2009, the Company expects equity gold sales in Nevada to be between 1.8 and 2.0 million ounces primarily due to lower expected ore grades, fewer oxide leach pad additions, and lower assumed recoveries at Mill 6. Costs applicable to sales are expected to increase to between $535 and $575 per ounce, primarily due to reduced gold sales and lower assumed copper by-product credits at Phoenix, partially offset by the lower oil price assumption and a full-year of operation of the Nevada power plant.

Yanacocha - Equity gold sales during the fourth quarter at Yanacocha in Peru were 222,000 ounces at costs applicable to sales of $344 per ounce.  Equity sales were above expectations due to more ounces placed on the La Quinua and Carachugo leach pads, and higher than expected production from the gold mill as throughput, grades and recoveries continue to exceed expectations.  Yanacocha costs applicable to sales per ounce were lower than expected primarily due to higher than expected gold sales, partially offset by lower by-product silver credits due to lower silver prices, higher workers participation costs and higher royalty expense. Equity gold sales for 2008 were 946,000 ounces at costs applicable to sales of $346 per ounce.

The Company’s 2009 equity gold sales outlook for Yanacocha has increased to between 975,000 and 1.025 million ounces, primarily due to increased recoveries and throughput as the gold mill will be operational for the entire year compared to approximately half of a year of operation in 2008. Costs applicable to sales are expected to decrease to between $290 and $310 per ounce, primarily due to increased gold sales, the lower oil price assumption and increased silver by-product credits from the gold mill.

Australia/New Zealand - Equity gold sales during the fourth quarter in the Australia/New Zealand region were 288,000 ounces at costs applicable to sales of $526 per ounce.  Equity gold sales were lower than expected due to lower grades and throughput at Tanami, lower throughput at Jundee, and lower grades and recoveries at Kalgoorlie, partially offset by higher grades and recoveries at Jundee, and higher throughput at Kalgoorlie and Waihi.  Costs applicable to sales were significantly lower than expected due to higher sales at Jundee, lower diesel costs and more favorable Australian dollar exchange rates during the quarter, partially offset by higher underground mining contracted services and royalty costs at Tanami.  Equity gold sales for the year were 1.2 million ounces at costs applicable to sales of $552 per ounce.

Assuming 100% ownership of the Boddington project, reflecting the expected completion of the acquisition of the remaining 33.33% interest from AngloGold Ashanti Ltd., the Company expects 2009 equity gold sales in the Australia/New Zealand region to be between 1.5 and 1.6 million ounces. The Company anticipates Boddington will add between 375,000 and 450,000 equity gold ounces in 2009. Costs applicable to sales are expected to decrease to between $440 and $480 per ounce, primarily driven by the start-up of Boddington, lower costs at the Kalgoorlie operation, and the lower oil price and Australian dollar assumptions.  Australia/New Zealand regional costs applicable to sales are expected to change by roughly $20 per ounce for every 0.10 change in the Australia dollar exchange rate during 2009.

Batu Hijau - Equity gold and copper sales during the fourth quarter at Batu Hijau in Indonesia were 52,000 ounces and 40 million pounds, respectively, at costs applicable to sales of $418 per ounce and $0.65 per pound, respectively.  Equity gold and copper sales were higher than expected as better than anticipated weather allowed extended mining of Phase 4 ore, resulting in higher grades and recoveries.  Total costs applicable to sales were lower than expectations as fewer total tons were moved and more ore was placed onto stockpiles. Equity gold and copper sales for the year were 135,000 ounces and 130 million pounds, respectively, at costs applicable to sales of $414 per ounce and $1.38 per pound, respectively.

In 2009, the Company expects equity gold and copper sales to significantly increase to between 225,000 and 250,000 ounces and to between 210 and 230 million pounds, respectively. This increase is primarily due to mine sequencing as mining shifts into the higher grade Phase 5. Costs applicable to sales are expected to decrease significantly in 2009 to between $240 and $260 per ounce of gold and to between $0.65 and $0.75 per pound of copper. The decrease in costs applicable to sales is primarily driven by higher expected sales, the processing of higher grade ore compared to the lower grade stockpiles processed during 2008 and lower waste removal.

Ahafo - Equity gold sales during the fourth quarter at Ahafo in Ghana were 141,000 ounces at costs applicable to sales of $385 per ounce.  Equity gold sales were higher than anticipated primarily due to higher grades, partially offset by lower tons processed.  Costs applicable to sales were significantly lower than expected due to the higher sales volume, a build in ore stockpile inventories, and lower mining costs due in part to lower fuel costs, offset by higher contracted services, maintenance and parts costs.  Equity gold sales for the year were 521,000 ounces at costs applicable to sales of $408 per ounce.

Equity gold sales at Ahafo are expected to remain stable in 2009 at between 500,000 and 525,000 ounces. Costs applicable to sales are expected to increase to between $450 and $475 per ounce in 2009, primarily as a result of higher labor costs, a lower benefit from the capitalization of waste material used in the construction of assets, and higher fuel consumption.

Capital Update:

Capital expenditures were $520 million during the fourth quarter, with approximately 40% attributed to the Boddington project in Australia.  In 2008, the Company’s capital expenditures were approximately $1.9 billion, as the Company completed construction of the Nevada power plant and Yanacocha gold mill, and continued construction of the Boddington project in Australia.  Assuming 100% ownership of Boddington in 2009, capital expenditures are expected to decline to between $1.4 and $1.6 billion ($1.3 to $1.5 billion on an equity basis).

Boddington - Development of the Boddington project was 89% complete at the end of 2008, with start-up expected in mid-2009 and an anticipated 12-month ramp-up schedule.  The Company continues to expect total capital expenditures of between $2.6 and $2.9 billion on a 100% basis.  Assuming the completion of the previously announced acquisition of AngloGold Ashanti Ltd.’s 33.33% interest in the Boddington project, the Company expects average annual gold sales of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (net of by-product credits) for the first five years of operation.

Exploration:

For 2009, the Company has budgeted exploration spending of approximately $165 to $175 million, focusing the majority of spending on sulfide targets at Yanacocha in Peru, and on reserve and non-reserve mineralization conversion in Nevada, at Hope Bay in Canada, Ahafo in Ghana, Tanami in Australia and Yanacocha in Peru.  Greenfields exploration will focus on selected land positions in South America, North America, West Africa and the Asia Pacific region building on the encouraging results from those areas in 2008.  The Company will continue to advance the Hope Bay project in Canada and the Gold Quarry West Wall layback in Nevada, in addition to recent greenfield discoveries in Armenia and Australia.

Statements of Consolidated Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited, in millions, except per share)

Revenues
Sales - gold, net	$1,295	$1,289	$5,447	$4,305
Sales - copper, net	47	121	752	1,221
	1,342	1,410	6,199	5,526

Costs and expenses
Costs applicable to sales - gold (1)	727	601	2,745	2,404
Costs applicable to sales - copper (2)	57	94	399	450
Loss on settlement of price-capped forward sales contracts	-	-	-	531
Midas redevelopment	-	1	-	11
Amortization	192	163	747	695
Accretion	7	6	32	29
Exploration	59	45	214	177
Advanced projects, research and development	52	17	166	62
General and administrative	41	38	144	142
Write-down of goodwill	-	1,122	-	1,122
Write-down of property, plant and mine development	137	10	137	10
Other expense, net	106	76	360	246
	1,378	2,173	4,944	5,879

Other income (expense)
Other income, net	23	6	123	106
Interest expense, net of capitalized interest	(29)	(28)	(102)	(105)
	(6)	(22)	21	1

(Loss) income from continuing operations before income tax,minority interest and equity income (loss) of affiliates	(42)	(785)	1,276	(352)
Income tax benefit (expense)	88	(89)	(113)	(200)
Minority interest in income of consolidated subsidiaries	(38)	(58)	(329)	(410)
Equity income (loss) of affiliates	1	(1)	(5)	(1)
Income (loss) from continuing operations	9	(933)	829	(963)
Income (loss) from discontinued operations	1	644	24	(923)
Net income (loss)	$10	$(289)	$853	$(1,886)

Income (loss) per common share
Basic:
Income (loss) from continuing operations	$0.02	$(2.06)	$1.83	$(2.13)
Income (loss) from discontinued operations	-	1.43	0.05	(2.04)
Net income (loss)	$0.02	$(0.63)	$1.88	$(4.17)

Diluted:
Income (loss) from continuing operations	$0.02	$(2.06)	$1.82	$(2.13)
Income (loss) from discontinued operations	-	1.43	0.05	(2.04)
Net income (loss)	$0.02	$(0.63)	$1.87	$(4.17)

Basic weighted-average common shares outstanding	454	452	454	452
Diluted weighted-average common shares outstanding	455	452	455	452
Cash dividends declared per common share	$0.10	$0.10	$0.40	$0.40

(1)	Exclusive of Loss on settlement of price-capped forward sales contracts, Midas redevelopment, Amortization and Accretion.
(2)	Exclusive of Amortization and Accretion.

The Company’s financial statements can be found on its website at www.newmont.com.

Consolidated Balance Sheets

	At December 31,	At December 31,
	2008	2007
	(audited, in millions)
ASSETS
Cash and cash equivalents	$435	$1,231
Marketable securities and other short-term investments	12	61
Trade receivables	104	177
Accounts receivable	223	168
Inventories	519	463
Stockpiles and ore on leach pads	324	373
Deferred income tax assets	286	112
Other current assets	458	87
Current assets	2,361	2,672
Property, plant and mine development, net	10,132	9,140
Investments	655	1,531
Stockpiles and ore on leach pads	1,145	788
Deferred income tax assets	1,145	1,027
Other long-term assets	213	230
Goodwill	188	186
Assets of operations held for sale	-	24
Total assets	$15,839	$15,598

LIABILITIES
Current portion of long-term debt	$169	$255
Accounts payable	412	339
Employee-related benefits	178	153
Income and mining taxes	58	88
Other current liabilities	779	665
Current liabilities	1,596	1,500
Long-term debt	3,373	2,683
Reclamation and remediation liabilities	716	623
Deferred income tax liabilities	1,051	1,025
Employee-related benefits	379	226
Other long-term liabilities	252	150
Liabilities of operations held for sale	-	394
Total liabilities	7,367	6,601

Minority interests in subsidiaries	1,370	1,449

STOCKHOLDERS' EQUITY
Common stock	709	696
Additional paid-in capital	6,639	6,696
Accumulated other comprehensive (loss) income	(253)	957
Retained earnings (deficit)	7	(801)
Total stockholders' equity	7,102	7,548
Total liabilities and stockholders' equity	$15,839	$15,598

The Company’s financial statements can be found on its website at www.newmont.com.

Statements of Consolidated Cash Flows

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(in millions)
	(unaudited)		(audited)
Operating activities:
Net income (loss)	$10	$(289)	$853	$(1,886)
Adjustments to reconcile net income (loss) to net cash from continuing operations:
Amortization	192	163	747	695
Minority interest in income of consolidated subsidiaries	38	58	329	410
Deferred income taxes	(86)	116	(300)	(152)
Write-down of investments	24	46	114	46
Write-down of property, plant and mine development	134	9	137	10
Gain on asset sales, net	(2)	(3)	(72)	(16)
Reclamation estimate revisions	28	11	102	29
Stock based compensation and other benefits	12	10	50	46
Accretion of accumulated reclamation obligations	10	8	42	37
(Income) loss from discontinued operations	(1)	(644)	(24)	923
Hedge gain, net	(1)	-	(9)	(9)
Write-down of goodwill	-	1,122	-	1,122
Other operating adjustments and write-downs	10	(7)	76	25
Net change in operating assets and liabilities	(139)	30	(642)	(755)
Net cash provided from continuing operations	229	630	1,403	525
Net cash provided from (used in) discontinued operations	-	40	(111)	138
Net cash provided from operations	229	670	1,292	663
Investing activities:
Additions to property, plant and mine development	(520)	(513)	(1,875)	(1,672)
Proceeds from sale of marketable debt and equity securities	-	16	50	224
Investments in marketable debt and equity securities	-	(18)	(17)	(258)
Acquisitions, net	-	(953)	(325)	(953)
Cash received on repayment of Batu Hijau carried interest	-	-	-	161
Other	(9)	6	16	31
Net cash used in investing activities of continuing operations	(529)	(1,462)	(2,151)	(2,467)
Net cash provided from (used in) investing activities of discontinued operations	-	1,200	(6)	1,354
Net cash used in investing activities	(529)	(262)	(2,157)	(1,113)
Financing activities:
Proceeds from debt, net	2,277	280	5,078	3,008
Repayment of debt	(2,235)	(385)	(4,487)	(2,036)
Dividends paid to minority interests	(142)	(154)	(389)	(270)
Dividends paid to common stockholders	(46)	(45)	(182)	(181)
Proceeds from stock issuance	2	31	29	51
Purchase of Company share call options	-	-	-	(366)
Issuance of Company share warrants	-	-	-	248
Change in restricted cash and other	55	4	74	11
Net cash (used in) provided from financing activities	(89)	(269)	123	465
Effect of exchange rate changes on cash	(30)	39	(54)	50
Net change in cash and cash equivalents	(419)	178	(796)	65
Cash and cash equivalents at beginning of period	854	1,053	1,231	1,166
Cash and cash equivalents at end of period	$435	$1,231	$435	$1,231

The Company’s financial statements can be found on its website at www.newmont.com.

Sales Statistics

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gold
Consolidated ounces sold (thousands)
Nevada (1)	601	667	2,225	2,341
Yanacocha	433	438	1,843	1,565
Australia/New Zealand
Jundee	72	87	377	298
Tanami	89	103	365	439
Kalgoorlie	92	74	304	323
Waihi	35	31	141	93
	288	295	1,187	1,153

Batu Hijau (2)	114	120	299	494
Africa
Ahafo (3)	141	85	521	446

Other
La Herradura	24	22	95	86
Kori Kollo	21	21	85	87
Golden Giant	-	-	-	12
	45	43	180	185
	1,622	1,648	6,255	6,184
Equity ounces sold (thousands)
Nevada (1)	601	667	2,225	2,341
Yanacocha	222	224	946	803
Australia/New Zealand
Jundee	72	87	377	298
Tanami	89	103	365	439
Kalgoorlie	92	74	304	323
Waihi	35	31	141	93
	288	295	1,187	1,153
Batu Hijau (2)	52	54	135	233
Africa
Ahafo (3)	141	85	521	446

Other
La Herradura	24	22	95	86
Kori Kollo	18	18	75	76
Golden Giant	-	-	-	12
	42	40	170	174
	1,346	1,365	5,184	5,150
Discontinued Operations
Pajingo	-	40	-	171
	1,346	1,405	5,184	5,321
Copper
Batu Hijau pounds sold (millions) (2)
Consolidated	89	76	290	428
Equity	40	34	130	204

(1)	Includes incremental start-up ounces of 1 and 6 for the years ended December 31, 2008 and 2007, respectively.
(2)	Economic interest decreased to 45% from 52.875% on May 25, 2007.
(3)	Includes incremental start-up ounces of 19 for the year ended December 31, 2008.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

CAS and Capital Expenditures Statistics

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gold
Costs Applicable to Sales ($/ounce) (1)
Nevada	$497	$379	$460	$437
Yanacocha	344	278	346	313
Australia/New Zealand
Jundee	323	401	395	462
Tanami	655	428	604	413
Kalgoorlie	654	678	760	591
Waihi	275	393	390	451
	526	480	552	479

Batu Hijau	418	337	414	232
Africa
Ahafo	385	388	408	376

Other Operations
La Herradura	414	420	397	340
Kori Kollo	745	233	754	325
Golden Giant	-	-	-	177
	568	329	566	322
Average	$448	$366	$440	$389

Copper
Costs Applicable to Sales ($/pound) (1)
Batu Hijau	$0.65	$1.23	$1.38	$1.05

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Consolidated Capital Expenditures ($ million)
Nevada	$78	$135	$337	$588
Yanacocha	114	72	239	253
Australia/New Zealand	241	231	962	599
Batu Hijau	12	31	84	74
Africa	32	40	117	134
Hope Bay	19	-	82	-
Other Operations	11	1	33	13
Corporate and Other	13	3	21	11
Total	$520	$513	$1,875	$1,672

(1)	Excludes Amortization, Accretion, the 2007 Loss on settlement of price-capped forward sales contracts and the 2007 Midas redevelopment.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company’s website at www.newmont.com.

Supplemental Information:

Classification Reporting Changes - Certain amounts for the three and twelve months ended December 31, 2007 have been reclassified to conform to the 2008 presentation. The Company reclassified the World Gold Council dues from General and administrative to Other expense, net, reclassified Accretion from Costs applicable to sales to a separate Accretion line item, reclassified regional administrative and community development from Costs applicable to sales to Other expense, net and reclassified marketing costs from Costs applicable to sales to General and administrative. The Statements of Consolidated Income (Loss) and the Statements of Consolidated Cash Flows have also been reclassified for discontinued operations. These changes were reflected for all periods presented.

Reconciliation of Adjusted Net Income to GAAP Net Income - Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income is not, and should not be used as, an alternative to GAAP Net income as reflected in the consolidated financial statements of the Company.  Adjusted net income is not a measure of financial performance under GAAP and this measure should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP.  The tables below sets forth a reconciliation of Adjusted net income to GAAP Net income, the directly comparable GAAP financial measure.

Description ($ million except per share, after-tax)	Q4 2008	Per Share
Adjusted net income	$120	$0.26
Write-down of marketable securities and other assets	(111)	(0.24)
Legacy closure obligations	(18)	(0.04)
Income tax estimate revisions	18	0.04
GAAP Income from continuing operations	$9	$0.02
Income from discontinued operations	1	0.00
GAAP Net income	$10	$0.02

Description ($ million except per share, after-tax)	2008	Per Share	2007	Per Share
Adjusted net income	$905	$1.99	$600	$1.33
Write-down of marketable securities and other assets	(182)	(0.40)	(39)	(0.09)
Legacy closure obligations	(68)	(0.15)	(19)	(0.04)
Income tax estimate revisions	165	0.37	-	-
Write-down of exploration goodwill	-	-	(1,122)	(2.48)
Settlement of gold contracts	-	-	(358)	(0.79)
Batu Hijau minority loan payment	-	-	(25)	(0.06)
Other, net	9	0.02	-	-
GAAP Income (loss) from continuing operations	$829	$1.83	$(963)	$(2.13)
Income (loss) from discontinued operations	24	0.05	(923)	(2.04)
GAAP Net income (loss)	$853	$1.88	$(1,886)	$(4.17)

2009 Annual Outlook - As a result of adopting a recent accounting pronouncement related to the accounting treatment for convertible debt instruments, FSP APB 14-1, the Company expects its interest expense in 2009 to increase by approximately $55 million as a result of non-cash interest expense related to the treatment of the conversion feature for the Company’s 2012, 2014 and 2017 convertible notes.  The table below sets forth the Company’s current annual outlook and forecast assumptions:

2009 Annual Outlook – Description
Equity gold sales (Kozs)	5,200 - 5,500
Costs applicable to sales ($/oz)	$400 - $440
Equity copper sales (Mlbs)	210 – 230
Costs applicable to sales ($/lb)	$0.65 - $0.75
Capital expenditures ($ M)	$1,400 - $1,600
Amortization ($ M)	$775 - $825
Exploration ($ M)	$165 - $175
Advanced projects, research and development ($ M)	$120 - $150
General and administrative expenses ($ M)	$140 - $150
Interest expense, net of capitalized interest ($ M)	$150 - $160
Effective tax rate	28% - 32%
Outlook Assumptions
Oil price ($/bbl)	$70
Australian dollar exchange rate	0.75
Copper price ($/lb)	$2.00

To view more detailed financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, relevant Risk Factors, and a complete outline of the 2009 Operating and Financial guidance by region, please see the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 19, 2009, available at www.newmont.com.

The Company’s fourth quarter and year-end earnings conference call and web cast presentation will be held on Thursday, February 19, 2009 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).  To participate:

Dial-In Number	800-619-4068
Intl Dial-In Number	415-228-4564
Leader	John Seaberg
Password	Newmont
Replay Number	866-457-5512
Intl Reply Number	203-369-1285

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures, construction, production or closure activities; (iv) statements regarding future exploration expenditures, results and reserves; (v) statements regarding fluctuations in capital and currency markets; (vi) statements regarding potential cost savings, productivity, operating performance, and cost structure; (vii) expectations regarding the completion and timing of the remaining interest in Boddington acquisition; and (viii) expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of the Boddington mine.  Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed on February 19, 2009, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.